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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the captions "Expert" and "Selected Financial Data" and to the use of our report dated March 11, 1998 (except Note 10, as to which the date is September 28, 1998) with respect to the financial statements for the period from September 20, 1995 (date of formation) to December 31, 1995 for each of the two years ended December 31, 1997 of CitySearch, Inc. included in the Registration Statement Form S-1 and related Prospectus of Ticketmaster Online-CitySearch, Inc.

     We also consent to the use of our report dated January 29, 1999 with respect to the financial statements of Ticketmaster Online-CitySearch, Inc. for each of the two years ended January 31, 1998 and the eleven month period ended December 31, 1998 included in the Registration Statement Form S-1 No. 333-81761 and related Prospectus of Ticketmaster Online-CitySearch, Inc.

     Our audits also included the financial statement schedule of CitySearch, Inc. for the periods from September 20, 1995 (date of formation) through December 31, 1995 and for each of the two years ended December 31, 1997 and the eleven month ended December 31, 1998 listed in Item 16(b). The schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on the schedule based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

Woodland Hills, California                        /s/ Ernest & Young LLP
August 30, 1999